STOCKHOLDER MEETING RESULTS

A Special Meeting of Stockholders of Montgomery Street Income Securities, Inc. (the "Fund") was held on Thursday, October 10, 1997, at the offices of Scudder Kemper Investments, Inc. (formerly Scudder, Stevens & Clark, Inc.), 101 California Street, Suite 4100, San Francisco, California. The following matter was voted upon by Stockholders (the resulting votes for this matter are presented below).


1. To approve the new Investment Management, Advisory and Administration Agreement between the Fund and Scudder Kemper Investments, Inc.

                                Number of Votes:
                                ----------------

        For            Against        Abstain          Broker Non-Votes*
        ---            -------        -------          -----------------
     7,665,099         117,405        132,774                  0







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*   Broker non-votes are proxies received by the Company from brokers or nominees when the broker or nominee neither has received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.

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